Exhibit 21.1

Subsidiaries of Registrant

Symmetricom, Ltd.

Symmetricom Puerto Rico Ltd.

Manufacturing Solutions Puerto Rico, Inc.

Symmetricom Hong Kong, Ltd.

Symmetricom Global Services, Inc.

Symmetricom GmbH

SymmCom Beijing Ltd.

Telecom Solutions, Inc. (inactive)

Analog Solutions, Inc. (inactive)

TrueTime, Inc. (inactive)